Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193899 on Form S-3, Registration Statement No. 333‑211338 on Form S‑3, Registration Statement No. 333‑152136 on Form S‑8, Registration Statement No. 333‑140182 on Form S‑8, Registration Statement No. 333‑183746 on Form S‑8, and Registration Statement No. 333‑216098 on Form S‑8 of Evolution Petroleum Corporation of our report dated September 15, 2017, relating to the consolidated financial statements of Evolution Petroleum Corporation (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2018.

/s/ Hein & Associates LLP
Houston, Texas
September 10, 2018